Exhibit 10 - Stock Purchase Agreement dated as of December 7, 1994 by and among Hudson United Bank, Bernard Eichenbaum,
             David Leff and Shoppers Charge Accounts Co.



                    STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT, dated as of the 7th day of December, 1994 (this "Agreement"), is by and among HUDSON UNITED BANK, a New Jersey chartered commercial banking corporation having its principal office at 3100 Bergenline Avenue, Union City, New Jersey 07087 ("Buyer"); BERNARD EICHENBAUM and DAVID LEFF, having addresses shown in Exhibit A attached hereto ("Sellers"); and SHOPPERS CHARGE ACCOUNTS CO., a New Jersey corporation having its principal office at 574 Summit Avenue, Jersey City, New Jersey 07306 (the "Company").


                           WITNESSETH:

          WHEREAS, Sellers are the owners of all of the issued and outstanding voting shares of capital stock of the Company, consist-ing of 500,000 shares of Class B common voting stock, par value
$0.10 per share (collectively, the "Shares"); and

          WHEREAS, each Seller owns 250,000 of the Shares; and

          WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Shares; and

          WHEREAS, the Company is in the business of providing retail merchants with customized revolving charge plans and pur-chasing installment receivables from merchants at a discount (the
"Business");

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

          1.Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, Sellers shall sell, convey, transfer and assign to Buyer, on the Closing Date (as defined in Section 7), and Buyer shall purchase from Sellers, for the consideration herein provided, all of the Shares, free and clear of any lien or encumbrance.

          2.Purchase Price and Payment. The aggregate purchase price (the "Purchase Price") to be paid to Sellers by Buyer for the Shares shall be Sixteen Million Fifteen Thousand Dollars ($16,015,000), payable as provided in Section 7 hereof. Each Seller shall receive fifty percent (50%) of the Purchase Price.

         3. Representations and Warranties of Sellers and the Company. Sellers and the Company, jointly and severally, hereby represent and warrant to Buyer as follows:

          3.1  Corporate Organization, Etc.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the property and assets owned, leased or operated by it makes such licensing or qualification necessary.

               (b) The Company does not own, directly or indirect-ly, any shares of capital stock, bonds, securities or any equity or other proprietary interest in any corporation, partnership, joint venture or other legal entity.

               (c) The Company has all the requisite corporate power and authority and is entitled to operate the Business as presently conducted by it, and to own, lease or operate its prop-erties, in each case in the places where such Business is now conducted and where such properties are now owned, leased or operated. The Company is duly qualified and properly licensed to conduct the Business with respect to retail installment sales in accordance with N.J.S.A. 17:16C-1 et seq. at its principal office located at 574 Summit Avenue, Jersey City, New Jersey 07306 (the "Principal Office"), and there is, to the best of the Company's knowledge, no present threat of any judicial or administrative order, and there is no pending judicial or administrative order or any request, for the supervision, cancellation or transfer of any such license or any pending challenge thereto, except in each case as set on Schedule 3.1 of the Disclosure Schedule dated the date hereof and initialed by the President of the Company (the "Disclo-sure Schedule").

          3.2  Capitalization.

               (a) The authorized capital stock of the Company consists of (i) 800,000 shares of Class "B" voting stock, par value $0.10 per share (the "Voting Stock"), of which 500,000 shares are issued and outstanding; (ii) 200,000 shares of Class "A" non-voting stock, par value $0.10 per share (the "Non-Voting Stock"), of which 8,000 are issued and outstanding and (iii) 125,000 shares of 8% cumulative dividend Preferred Stock, par value $10.00 per share, of which none are issued or outstanding. The Shares constitute all of the issued and outstanding shares of Voting Stock of the Company, have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by Sellers. All of the issued and outstanding shares of capital stock of the Company (other than the Shares) are owned of record, and to the best knowledge of Sellers beneficially, by the other shareholders of the Company in the individual amounts set forth in Exhibit A attached hereto. Each Seller has good and marketable title to 250,000 Shares free and clear of any lien, claim, option, charge, security interest, defect in title or other encumbrance (a "Lien"), or agreement granting to any person or firm, corporation or other entity (a "Person") any interest in or right to acquire from Sellers at any time, or upon the happening of any stated event, any of the Shares, except as set forth in Schedule 3.2 to the Disclo-sure Schedule. Except as set forth in Schedule 3.2 to the Disclo-sure Schedule, (i) there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever pursuant to which the Company is or may be obligated to issue shares of its capital stock, and the Company has no obliga-tion to repurchase any of its outstanding shares of capital stock, and (ii) there are no agreements or understandings with respect to voting of any such shares.

               (b) There are no restrictions or limitations (other than limitations imposed on the Company by this Agreement or those imposed by tax, corporate or other applicable law) on the payment of dividends on the capital stock of the Company, whether by con-tract, agreement, understanding, or otherwise.

          3.3  Authority; No Violation.

               (a) The Company has full corporate power and authority to enter into this Agreement and any related agreements referred to herein and to carry out the transactions contemplated hereby and thereby, and all corporate and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and related agreements, instruments and other documents relating hereto have been properly taken.

               (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Certificate of Incor-poration or By-laws of the Company, (ii) contravene or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or permit the termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any agreement or instrument (other than the agreements with banks set forth in Schedule 3.3 to the Disclosure Schedule) to which the Company is a party or by which the Company is bound, (iii) contravene any law, governmental regu-lation, or order, judgment or decree of any court or arbitration or other tribunal binding upon the Company, or (iv) contravene any law, governmental regulation, or order, judgment or decree of any court or arbitration or other tribunal binding upon any of the Sellers.

               (c) This Agreement and related agreements referred to herein to which any of them is a party have been duly autho-rized, executed and delivered by Sellers and/or the Company, as the case may be, and each constitutes, and all other instruments re-quired hereby to be executed and delivered to Buyer by Sellers or the Company constitute, or when executed and delivered will consti-tute, legal, valid and binding obligations of Sellers and the Com-pany enforceable in accordance with their respective terms.

               (d) Except for the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary in con-nection with (i) the execution and delivery by the Company or any of Sellers of this Agreement and (ii) the consummation by the Company or any of Sellers of the transactions contemplated hereby, except such as are listed in Schedule 3.3 to the Disclosure Schedule. The applicable waiting periods under the HSR Act have been terminated.


          3.4  Financial Statements.

               (a) The audited balance sheets of the Company at December 25, 1992 and December 31, 1993, and the related statements of current and retained earnings and cash flows for the years ended December 25, 1992 and December 31, 1993, in each case accompanied by the audit report of Irvings & Rubin, C.P.A., P.C., independent public accountants with respect to the Company, copies of which have heretofore been delivered to Buyer and a duplicate copy of which is included in Schedule 3.4 to the Disclosure Schedule (the "Annual Financials") fairly present the assets, liabilities, financial condition and results of operations of the Company as of the dates and for the periods indicated, in accordance with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved.

               (b) The unaudited balance sheet of the Company as of September 30, 1994 and the related statements of current and retained earnings and cash flows for the nine months then ended, which have been previously furnished to Buyer and a duplicate copy of which is included in Schedule 3.4 to the Disclosure Schedule have been prepared without audit. These financial statements, subject to the following sentences of this Section 3.4(b), fairly present the assets, liabilities, financial condition and results of operations of the Company as of September 30, 1994 and for the nine months then ended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, although the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the finan-cial statements referred to in Section 3.4(a) hereof. These finan-cial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the nine month period ended September 30, 1994. The results of operations for the nine month period ended September 30, 1994 are not necessarily indicative of the results for the full year. The financial statements referred to in this Section 3.4(b) and the Annual Financials are hereinafter sometimes referred to collectively as the "Financial Statements".

               (c) Management of the Company reasonably believes that the Allowance for Losses established at September 30, 1994 was sufficient as of that date and, except due to an increase, if any, in the overall volume of the Company's receivables portfolio, remains sufficient to cover future losses in the Company's receiv-ables portfolio.

               (d) The books and records of the Company are being maintained in a manner sufficient to enable the preparation of financial statements which fairly present the assets, liabilities, financial condition and results of operations of the Company.

               (e) Except as and to the extent reflected, dis-closed or reserved against in the Financial Statements and subject to the qualifications in Section 3.4(b) relating to such financial statements, as of September 30, 1994 the Company had no liabili-ties, whether absolute, accrued, contingent or otherwise, material to the Business or the operations, assets or financial condition of the Company which were required by GAAP (consistently applied) to be disclosed in the Company's financial statements as of September 30, 1994.

          3.5  Legal Proceedings.

               (a) Except as disclosed in Schedule 3.5 to the Disclosure Schedule, there are no lawsuits pending, or to the best of the Company's knowledge threatened, to which the Company is or may become a party other than lawsuits which would not, individu-ally or in the aggregate, have a material and adverse effect on the assets, business, financial condition or results of operations of the Company. There are no governmental proceedings or investiga-tions pending or threatened against the Company, and the Company has not been charged with a violation of, or threatened with a charge of a violation of, any provision of any federal or state law or regulation relating to any aspect of the Business or any other activity of the Company, except as disclosed in Schedule 3.5 to the Disclosure Schedule. Except as disclosed in Schedule 3.5 to the Disclosure Schedule, the Company is not subject to any order, judgment or decree entered in any lawsuit or proceeding to which the Company is or was a party or by which any of its properties is bound.

               (b) There are no judgments, decrees or orders enjoining the Company in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business by the Company in any area which could have a material and adverse effect on the assets, business, finan-cial condition or results of operations of the Company, or which would prevent the Company from engaging in the Business with merchants located in any jurisdiction, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement, provided that to the extent this representation covers judgments, decrees or orders in any lawsuit or proceeding to which the Company is not and was not a party, this representation is limited to the best knowledge of Sellers.

          3.6  Absence of Certain Changes or Events.

               (a) Except as set forth in Schedule 3.6 to the Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of the Company since June 30, 1994 and, to the best of the Company's knowledge, no facts or condition exists which the Company believes will cause such a material adverse change in the future.

               (b) Except as set forth in Schedule 3.6 to the Disclosure Schedule, the Company has not taken or permitted any of the actions set forth in Section 5(a) hereof between June 30, 1994 and the date hereof and, except for (i) execution of a Memorandum of Intent dated October 6, 1994 with Buyer (the "Memorandum of Intent") and execution of this Agreement, and (ii) actions expres-sly contemplated by this Agreement, the Company has since June 30, 1994 conducted its business only in the ordinary course, consistent with past practice.

          3.7  Taxes and Tax Returns.

               (a) The Company has duly filed (and until the Clos-ing Date will so file) all returns, declarations, reports, informa-tion returns and statements ("Returns") required to be filed by it in respect of any federal, state and local taxes (including with-holding taxes, penalties or other payments required) and has duly paid (and until the Closing Date will so pay) all such taxes prior to the date after which any interest or penalties would apply, other than taxes or other charges which are being contested in good faith (and disclosed to Buyer in writing). The Company has estab-lished (and until the Closing Date will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of the Company through such date. Schedule 3.7 to the Disclosure Schedule identifies the federal income tax returns of the Company for any period ending on or after December 1, 1988 which have been examined by the Internal Revenue Service (the "IRS"). Schedule 3.7 to the Disclosure Schedule identifies the applicable state income tax returns of the Company for any period ending on or after December 1, 1988 which have been examined by the applicable authorities. No deficiencies were asserted as a result of such federal or state examinations which have not been resolved and paid in full. To the best knowledge of the Company, there are no audits (except for the currently pending audit of the Company's 1992 federal income tax return) or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon the Company, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

               (b) Except as set forth in Schedule 3.7 to the Disclosure Schedule, the Company (i) has not requested any exten-sion of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by the Company (nor does the Company have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          3.8  Employee Benefit Plans.

               (a) Except as disclosed in Schedule 3.8 to the Disclosure Schedule, the Company (i) does not maintain or contrib-ute to any "employee pension benefit plan" (the "Company Pension Plans"), within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (the "the Company Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, phantom stock plan or agreement, employment agreement or other similar plan, program or arrangement and (ii) has not, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

               (b) Except as disclosed in Schedule 3.8 to the Disclosure Schedule, the Company has heretofore delivered to Buyer a complete and accurate copy of each of the following with respect to each of the Company Pension Plans and the Company Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any;
(iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

               (c) Except as disclosed in Schedule 3.8 to the Dis-closure Schedule, the present value of all accrued benefits under each of the Company Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such the Company Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

               (d) During the last five years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against the Company or any of its Subsidiaries which has not been paid in full.

               (e) All premiums (and interest charges and penal-ties for late payment, if applicable) due to the PBGC with respect to each the Company Pension Plan have been paid. Except as dis-closed in Schedule 3.8 to the Disclosure Schedule, with respect to the Company's defined benefit plan, all contributions required to be made to each the Company Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company.

               (f) Except as disclosed in Schedule 3.8 to the Disclosure Schedule, each of the Company Pension Plans, the Company Welfare Plans and each other plan and arrangement identified on
Schedule 3.8 to the Disclosure Schedule has been operated in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. The IRS has issued a favorable determination letter with respect to each Company Pension Plan, except that the Company has duly requested, but has not yet received, an IRS determination letter with respect to the Shoppers Charge Accounts Defined Contribution Plan and Trust (the "Defined Contribution Plan"). Except as disclosed in Schedule
3.8 to the Disclosure Schedule, the Company is not aware of any fact or circumstance which would disqualify any plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

               (g) To the best knowledge of the Company, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Company Welfare Plans or the Company Pension Plans.

               (h) Except as disclosed in Schedule 3.8 to the Disclosure Schedule, with respect to the Company's defined benefit plan, no Company Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Company Pension Plans.

               (i) Except as disclosed in Schedule 3.8 to the Disclosure Schedule, with respect to the Company's defined benefit plan, no "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the Company Pension Plans.

               (j) There are no pending or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Pension Plans or the Company Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in
Schedule 3.8 to the Disclosure Schedule.

               (k) Except as disclosed in Schedule 3.8 to the Disclosure Schedule, no Company Pension Plan or Company Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Company Pension Plan.

               (l) Except with respect to customary health, life and disability benefits or other benefits disclosed in Schedule 3.8 to the Disclosure Schedule, there are no unfunded benefit obliga-tions which are not accounted for by reserves shown on the finan-cial statements and established under GAAP or otherwise noted on such financial statements.

               (m) With respect to each Company Pension Plan and Company Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company as of the Closing Date under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

               (n) Except as set forth in Schedule 3.8 to the Disclosure Schedule or as agreed to by Buyer in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current employee or former employee under any Company Pension Plan or Company Welfare Plan, or (iii) result in payments not deductible by reason of Section 280G of the Code.

          3.9 Other Employee Matters. The Company is in compli-ance in all material respects with all laws and regulations respecting employment and employment practices (including without limitation employment discrimination laws, rules and regulations and laws, rules and regulations defining unfair labor practices), terms and conditions of employment, wages and hours, and there are no union representation questions, and no arbitration proceedings regarding labor agreements, pending or, to the knowledge of the Company, threatened against the Company and no collective bargain-ing agreement has been entered into or is presently being negotiat-ed between the Company and any union.

          3.10  Certain Contracts.

                (a) Except for plans referenced in Section 3.8 hereof, and except as set forth in Schedule 3.10 to the Disclosure Schedule, (i) the Company is not a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consult-ants, and (ii) the consummation of the transactions contemplated by this Agreement will not result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, director or consultant thereof. The Company has hereto-fore delivered to Buyer complete and accurate copies of all sever-ance or employment agreements with officers, directors, employees, agents or consultants to which the Company is a party.

                (b) Except as disclosed in Schedule 3.10 to the Disclosure Schedule and except for loan agreements made and loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, the Company is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of the Company (but in no event shall a contract for less than $50,000 a year be deemed material under this paragraph) (ii) no commitment, agreement or other instrument to which the Company is a party or by which it is bound limits the freedom of the Company to compete in any line of business or with any person, and (iii) the Company is not a party to any collective bargaining agreement.

                (c) Except as disclosed in Schedule 3.10 to the Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of the Company.

                (d) A complete and accurate list of the Company's full recourse dealer reserves at September 30, 1994 has been furnished by the Company to Buyer. Such list is referenced in
Schedule 3.10 to the Disclosure Schedule.

                (e) Schedule 3.10 to the Disclosure Schedule sets forth a complete and accurate list of all outstanding indebtedness of any of Sellers or any of their affiliates due or to become due to the Company.

          3.11  Properties and Insurance.

                (a) The Company has good title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company's balance sheet as of September 30, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1994), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or to the Financial Statements or that secure liabilities incurred in the ordinary course of business after September 30, 1994, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfec-tions that are not in the aggregate material to the business, operations, assets, and financial condition of the Company. The Company does not own any real property. Except as affected by the transactions contemplated hereby (including transactions pursuant to Section 5(h) hereof), the Company as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Company in all material respects as presently occupied, used, possessed and controlled by the Company.

                (b) Schedule 3.11 of the Disclosure Schedule contains a complete and accurate list of all policies of liability, theft, fidelity, property damage and other forms of insurance which cover the Company (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number and any pending material claims thereunder). Each of said policies is outstanding and duly in force and all premiums with respect to such policies are currently paid. As of the date hereof, the Company has not received any notice of cancellation or notice of a material amend-ment of any such insurance policy or bond and, to the best of its knowledge, is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          3.12 Minute Books. The minute books of the Company contain accurate records of all meetings and other corporate action held of the stockholders and Board of Directors (including commit-tees of the Board of Directors), except where the failure to so maintain such records would not have a material adverse effect on the business, operations, assets or financial condition of the Company.

          3.13  Environmental Matters.  Except as disclosed in
Schedule 3.13 to the Disclosure Schedule, the Company has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that the Company (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of the Company. Except as disclosed in Schedule 3.13 to the Disclosure Schedule, the Company has no actual knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by the Company, or owned or leased by the Company in the three years prior to the date of this Agreement, in any manner that violated any applicable federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, oper-ations, assets or financial condition of the Company. Any sales or transfers by the Company of property which was owned or leased by the Company which was subject to the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. as amended ("ISRA"), were made in compliance with all applicable provisions of ISRA.

          3.14  Compliance with Applicable Law.

                (a) Except as set forth in Schedule 3.14 to the Disclosure Schedule, the Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and since January 1, 1992 has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of the Company) and the Company has not received notice of violation of, and does not know of any violations of, any of the above.

                (b) Except as set forth in Schedule 3.14 to the Disclosure Schedule, to the best knowledge of the Company (i) each retail installment sales agreement, as amended from time to time including by the Stuffer (as defined in Section 6(e) hereof), covering the Installment Contracts Receivables of the Company as shown on its books and records, and all other related documents, are in full force and effect and are valid and binding obligations of the obligors thereon, enforceable in accordance with their terms except as enforcement against the obligors thereon may be limited by (x) applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally or (y) the availability of injunctive relief or the remedy of specific perfor-mance generally, or (z) defenses, in individual cases, to the pay-ment of such receivables due to fraud or forgery by a party other than the Company, lack of legal competence of the account debtor, court orders in matrimonial proceedings, merchandise complaints or other similar defenses, provided that nothing in this clause (i) shall be deemed to limit the representation and warranty contained in Section 3.4(c) hereof, and (ii) the form, terms and execution thereof are in compliance with all applicable federal, state and local laws and any regulations thereunder (including without limi-tation consumer finance laws and regulations). This representation and warranty is not intended to address the financial capability of individual account debtors.

          3.15 Broker's and Other Fees. No broker, finder or other intermediary is involved on behalf of the Company or Sellers in the stock purchase transaction contemplated hereby. It is understood that each party will indemnify the other as set forth in
Section 11 arising from any third party claims for any brokerage, finder's or intermediary's fees. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with the transactions contemplated hereby or which would be triggered by consummation of such transactions or the termination of the serv-ices of such consultants by the Company.

          3.16 Disclosure. No representation or warranty by the Company or any Seller contained in this Agreement or any written statement or certificate furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading, and the Company has disclosed to Buyer all material adverse facts known to it relating to the Business as conducted by it and the Company's condition (financial, commercial or otherwise), liabilities, assets, business and prospects. The representations and warranties contained in this Section 3 shall not be affected or be waived by reason of the fact that Buyer and/or its representatives conducted investigations with respect to the Company or knew or should have known that any such representation or warranty is or might be inaccurate in any respect. Any disclosure made in any item of the Disclosure Schedule or any of the Financial Statements shall be deemed made for purposes of all other applicable items of the Disclosure Schedule.

THE ABOVE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES BY SELLERS AND THE COMPANY TO BUYER IN CONNECTION WITH THE TRANS-ACTIONS CONTEMPLATED HEREBY AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED.

         4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

                (a) Buyer is a banking corporation duly organized and validly existing under the laws of the State of New Jersey.

                (b) This Agreement has been duly authorized, executed and delivered on behalf of Buyer and constitutes, and all other instruments required hereby to be executed and delivered to Sellers and the Company by Buyer constitute, or when executed and delivered will constitute, legal, valid and binding obligations of Buyer enforceable according to their terms.

                (c) The consummation of the transactions contem-plated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Buyer, or (ii) contravene any law, governmental regulation, or order, judgment or decree of any court or arbitration or other tribunal binding upon Buyer or by which it is bound.

                (d) Except for the expiration or early termination of applicable waiting periods under the HSR Act and for approval by the New Jersey Banking Commissioner to permit Buyer to acquire an operating subsidiary, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary in connection with (i) the execution and delivery of this Agreement by Buyer and (ii) the consummation by Buyer of the transactions contemplated hereby. The applicable waiting periods under the HSR have been terminated and such approval of the New Jersey Banking Commissioner has been obtained.

                (e) Buyer is acquiring the Stock for investment only and not with a view to the distribution thereof.

                (f) No broker, finder or other intermediary is involved on behalf of Buyer in the stock purchase transaction con-templated hereby. It is understood that each party will indemnify the other as set forth in Section 11 arising from any third party claims for any brokerage, finder's or intermediary's fees.

         5.     Covenants of Sellers and the Company.

                (a) Operation of Business. Except as otherwise contemplated by this Agreement, Sellers and the Company covenant and agree with Buyer that from and after the date of this Agreement until the Closing Date, the Business shall continue to be operated in the ordinary course consistent with prior practice and Sellers and the Company will each use their reasonable efforts to preserve the business and organization of the Company intact, to keep avail-able to Buyer the services of the present officers and employees of the Company (except, after the Closing Date, for the Sellers) and to preserve for the benefit of Buyer the goodwill of their cus-tomers, dealers and retailers and others having business relations with the Company, including, without limitation, the maintenance of all of its contractual and other rights with respect to such Per-sons. Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, without the prior written approval of Buyer the Company shall not, and none of Sellers shall authorize or permit the Company to:

                     (i)   amend or otherwise change the Certifi-
cate of Incorporation or By-laws of the Company;

                     (ii)  issue, sell, or grant any options or
make any other agreements with respect to any shares of capital stock or any other securities of the Company;

                     (iii) incur any additional debt, liability or obligation, other than in the ordinary course of business, or issue any guarantee of any debt, liability or obligation of any Person, provided that the Company may extend or replace its existing credit arrangements on substantially the same terms as such existing arrangements (other than duration), but only if the Company has the right to repay all such extended or new indebtedness without penalty or premium on not more than thirty (30) days' notice;

                     (iv) mortgage, pledge, or subject to any lien any of its properties or assets, except for receivables generated in the ordinary course of business;

                     (v)  enter into or amend any agreement, con-
tract or commitment or engage in any transaction or activity, other than in the ordinary course of business;

                     (vi)  sell or otherwise dispose of, or pur-
chase or otherwise acquire, any assets or properties, other than in the ordinary course of business;

                     (vii) merge or consolidate with any Person or acquire, except in the ordinary course of collection, assets con-stituting all or substantially all of the business or assets of any Person;

                     (viii)  waive any rights, other than in the
ordinary course of business;

                     (ix)  make any material alteration in the
manner of keeping the Company's books, accounts or records, or in the accounting practices therein reflected; or

                     (x)  commit to any of the foregoing.

                (b) Required Approvals. From the date hereof until the Closing Date, Sellers shall cooperate, and shall cause the Company to cooperate, with Buyer in applying for and otherwise attempting to obtain any and all governmental or other regulatory approvals required to enable Buyer to consummate the transaction contemplated herein, including, without limitation, providing to Buyer such information as is required with respect thereto.

                (c) Satisfaction of Conditions. From the date of this Agreement until the Closing Date, Sellers shall use their reasonable efforts to obtain satisfaction of the conditions set forth in Section 8 as soon as practicable.

                (d) Notice of Changes. Sellers shall give Buyer prompt written notice of any material change in any of the informa-tion contained in the representations and warranties made in
Section 3 hereof or in the Disclosure Schedule which occurs prior to the Closing.

                (e) No Disposition of Shares. Without the prior written consent of Buyer, none of Sellers will sell, transfer, endorse, pledge or otherwise encumber or dispose of (or agree to encumber or dispose of) any of the Shares, except for sale to Buyer pursuant to this Agreement.

                (f) Company Cars. Schedule 5(f) to the Disclosure Schedule lists the three Company cars used by Sellers and the book values thereof as of the date hereof. At the Closing, Sellers shall purchase these cars for such book value, by delivery to Buyer at the Closing of promissory notes in the aggregate principal amount of such book value, which notes shall mature on the same date as the Promissory Notes.

                (g) Repayment of Indebtedness. Sellers and their affiliates will repay, simultaneously with the maturity of the Promissory Notes issued pursuant to Section 7 hereof, all out-standing indebtedness of any of them due or to become due to the Company including without limitation all such indebtedness set forth in Schedule 3.10 to the Disclosure Schedule.

                (h) Building Lease Matters. With respect to the existing lease agreement, a complete and accurate copy of which has been furnished by the Company to Buyer (the "Lease"), pursuant to which the Company occupies its Principal Office at 574 Summit Avenue, Jersey City, New Jersey, the Sellers will use their best efforts to cause (i) the Company's landlord, 574 Summit Avenue Associates, to find a replacement tenant as soon as practicable after the Closing such that the Company would be able to vacate the premises without continuing liability effective on such specific date as shall be selected by Buyer by written notice to Sellers, or as soon as possible thereafter, provided that Sellers shall not be obligated to attempt to cause such landlord to accept a replacement tenant on financial terms which are less advantageous overall to such landlord than those applicable to the remaining term of the current lease (it being understood that the Company shall remain liable on the Lease until the end of the term thereof or, if earlier, at such time as a replacement tenant's term commences),
(ii) all subtenants of the Company (as listed in Schedule 5(h) to the Disclosure Schedule) to become direct tenants of the Company's landlord at or before the Closing or as soon as possible thereaf-ter, and release the Company from all claims or obligations as sub-landlord (and, if such release is not obtained prior to the Clos-ing, Sellers shall indemnify the Company against all Losses (as that term is defined in Section 11(a) hereof) arising out of the Company's having been sub-landlord), and (iii) the Company's land-lord to modify the existing lease with the Company with a corres-ponding reduction in the Company's rent and amount of space resulting from subtenants becoming direct tenants of 574 Summit Avenue Associates. All documentation to accomplish the matters contemplated in clauses (ii) and (iii) of this Section 5(h) shall be reviewed by Buyer in advance and shall not be used if not reasonably satisfactory to Buyer.

                (i) Equipment Lease Matters. As used herein, the "Law Firm Equipment" means the equipment listed on Schedule 5(i) to the Disclosure Schedule, such equipment being now leased from BELCO, a partnership owned by Sellers ("Belco"), to the Company and, in turn, subleased by the Company to the law firm of Eichenbaum, Kantrowitz, Leff & Gulko (the "Law Firm"). Effective at the Closing, the Company and Sellers shall cause the following to occur: (1) Belco will sell to the Company all of the equipment which it currently leases to the Company, other than the Law Firm Equipment, for a purchase price equal to the balance due on Belco's loan from Buyer; (2) Belco will pay off in full its note to Buyer, it being understood that Buyer will deliver to Belco its note to Buyer marked paid and appropriate UCC-3 termination statements and that Buyer will waive any applicable prepayment fees; and (3) Belco, the Company and the Law Firm will modify the equipment lease to substitute the Law Firm for the Company as lessor and to remove all equipment, other than the Law Firm Equipment, from such lease.

                (j) Split Dollar Life Insurance. At or as soon as practicable after the Closing (but in any event on or prior to the maturity of the Promissory Notes), the Company shall assign to each Seller all of its rights and interests in the life insurance policies on the lives of such Seller identified on Schedule 5(j) to the Disclosure Schedule. Simultaneously with such assignment, Sellers shall deliver their separate promissory notes dated as of the Closing Date (and substantially in the form of Exhibit B attached hereto, with appropriate changes in parties) to the Company in an amount equal to the "split dollar" obligation owed by such Seller to the Company as of the Closing Date, which notes shall mature on the same date as the Promissory Notes. The Company shall not be obligated to pay any premiums on such policies, whether or not such premiums are due before or after the Closing Date.

                (k) Office Furnishings. At the Closing, Sellers shall purchase their office furnishings for $1.00, it being under-stood that such furnishings have no significant value.

         (l) Termination of Agreements. Upon the Closing and without further action on the part of any party thereto, (i) the Stock Purchase Agreement dated April 1, 1991, among David Leff, Bernard Eichenbaum and the Company and (ii) all bonus, profit sharing or other compensation agreements or commitments (including without limitation with respect to their death or disability) between either of them and the Company shall be deemed terminated and shall be of no further force or effect.

         6.     Covenants of Buyer.

                (a) Required Approvals. Buyer shall proceed diligently and in good faith to secure any and all governmental and other regulatory approvals required to enable Buyer to consummate the transactions contemplated herein and operate the business of the Company.

                (b) Satisfaction of Conditions. From the date of this Agreement until the Closing Date, Buyer shall use its reason-able efforts to obtain satisfaction of the conditions set forth in
Section 9 as soon as practicable.

                (c) IRS Audits. After the Closing, Buyer shall permit an accounting representative of Sellers to reasonably parti-cipate in any examinations of the Company by the Internal Revenue
Service regarding periods prior to the Closing.

                (d) Bonuses and Contributions. Buyer shall cause the Company to pay, for the Company's 1994 fiscal year, (i) amounts due in accordance with the Company's compensation and incentive program for L. Alkin and F. Hilliard, as amended December 28, 1993, which is detailed in Schedule 6(d) to the Disclosure Schedule; (ii) a contribution of Fifty-Five Thousand dollars ($55,000) to the Defined Contribution Plan; and (iii) bonuses to those of the Company's executives listed on Exhibit C attached hereto in the amounts set forth opposite each person's name on such Exhibit, in the aggregate amount of Eighty Thousand Dollars ($80,000).

                (e) Stuffer. It is understood that the Company has commenced the distribution of a "Truth-in-Lending" statement as a "stuffer" included with its normal monthly statements to its credit card account debtors, a copy of which stuffer is attached as
Schedule 6(e) to the Disclosure Schedule (the "Stuffer"). To the extent such distribution is not completed prior to the Closing, Buyer shall cause the Company to complete the distribution of the Stuffer as soon as practicable.

                (f) Notice of Changes. Buyer shall give Sellers prompt written notice of any material change in any of the informa-tion contained in the representations and warranties made in
Section 4 hereof which occurs prior to the Closing.

                (g) Reimbursement of Expenses. Buyer shall cause the Company to reimburse Sellers, in accordance with the Company's regular procedures applicable to all of its executives, for reason-able telephone, travel and entertainment expenses incurred by Sellers prior to the Closing; provided that no reimbursement shall be made for expenses relating to the transactions contemplated by this Agreement.

                (h) Release of Guarantees. Buyer shall cause all outstanding bank indebtedness of the Company listed on Schedule 3.3 to the Disclosure Schedule to be paid in full at the Closing, shall use all reasonable efforts to cause all personal guarantees made by Sellers of such indebtedness to be released, and shall deliver to Sellers documentation evidencing such release as soon as practica-ble after the Closing. Buyer covenants that it will not permit the Company to incur any indebtedness that would be subject to any of such guarantees that have not been released. Buyer shall indemnify Sellers against any Losses arising out of Buyer's breach of this
Section 6(h).

         7.     Closing.

                (a) The closing of the purchase and sale of the Shares as contemplated by this Agreement (the "Closing") shall take place at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on December 7, 1994, or subject to the termination provisions of Section 12, such later date as shall be required for all of the conditions to the parties' obligations to consummate the transactions contemplated hereby to be fulfilled or waived, or on such other date or at such other place as the parties hereto may agree (the date of the Closing being referred to herein as the "Closing Date").

                (b) At the Closing, Buyer shall deliver to each Seller a promissory note, substantially in the form of Exhibit B attached hereto (collectively, the "Promissory Notes"), each of the two Promissory Notes being in the principal amount of 50% of the aggregate Purchase Price. Such Promissory Notes will (i) mature on January 4, 1995, (ii) bear interest at the rate paid by Hudson United Bank as of the Closing Date on its money market accounts,
(iii) not be subject to setoff; (iv) provide for payment of a portion of the proceeds of the Promissory Notes into escrow in accordance with the provisions of Section 11 hereof, (v) not be subject to prepayment and (vi) be unsecured.

                (c) At the Closing, Sellers shall deliver to Buyer a certificate or certificates for the Shares, duly endorsed for transfer or accompanied by separate assignments.

                (d) At the Closing, the Company shall deliver or make available to Buyer (i) all minute books, stock record books, transfer ledgers and corporate seal, checkbooks and all checking account materials, together with all books, accounts and documents relating to the Company, and (ii) executed resignations dated the Closing Date of each of the directors of the Company.

         8. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing contemplated hereby is subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

                (a) Sellers and the Company shall have performed and observed all covenants, agreements and conditions contained herein to be performed or observed by each of them prior to or on the Closing Date.

                (b) The representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date.

                (c) Buyer shall have received a certificate, dated the Closing Date, of the Chairman and President of the Company certifying as to the matters set forth in Sections 8(a) and 8(b) and in the form of Exhibit D attached hereto.

                (d)  Buyer shall have received an opinion of
counsel to Sellers, dated the Closing Date, covering the matters set forth in Exhibit E attached hereto and otherwise in form and substance reasonably satisfactory to Buyer.

                (e) Buyer shall have received all required con-sents, authorizations or approvals from federal, state and other governmental or other regulatory agencies and no such consent, authorization or approval shall have been revoked; provided, however, that if any such consent, authorization or approval is qualified or conditioned in any manner which materially and adversely affects the economic bargain reflected herein, this condition may be deemed unfulfilled.

                (f) Any waiting period under the HSR Act applica-ble to the transactions contemplated hereby shall have expired or been terminated.

                (g)  [intentionally omitted]

                (h) Buyer shall, simultaneously with the Closing, have purchased from the holders thereof all of the issued and outstanding shares of Class A non-voting common stock of the Company.

                (i)  Effective as of the Closing Date, each
director of the Company shall have tendered their resignations as such.

                (j) As of the Closing Date, Buyer shall have entered into a Consulting, Non-Disclosure and Non-Competition
Agreements, in the form attached hereto as Exhibit F, with each of Sellers.

                (k) Consummation by Buyer of the transactions contemplated hereby shall not violate any order or decree of any court or governmental body having competent jurisdiction or any law or regulation applicable to Buyer.

                (l)  Effective as of the Closing Date, Buyer, the
Company, Sellers and the other parties thereto shall have entered into an agreement substantially in the form of Exhibit G attached hereto relating to pension plan matters (the "Pension Side
Letter").

                (m)  Except as specifically set forth on the
Disclosure Schedule, there shall have been no material adverse change since September 30, 1994 in the Company's condition (financial, commercial or otherwise), assets, business or pros-pects.

         9.     Conditions Precedent to Obligations of Sellers.
The obligations of Sellers to proceed with the Closing contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by Sellers:

                (a) Buyer shall have performed and observed all covenants, agreements and conditions hereof to be performed or observed by it prior to the Closing Date.

                (b) The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date.

                (c) Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer certifying as to the matters set forth in Sections 9(a) and (b) and in the form of Exhibit H attached hereto.

                (d) Sellers shall have received an opinion of counsel to Buyer dated the Closing Date, covering the matters set forth in Exhibit I attached hereto and otherwise in form and substance reasonably satisfactory to Sellers.

                (e) Any waiting period under the HSR Act applica-ble to the transactions contemplated hereby shall have expired or been terminated.

                (f) Consummation by Sellers of the transactions contemplated hereby shall not violate any order or decree of any court or governmental body having jurisdiction or any law or regulation applicable to Sellers.

                (g) All financing to the Company from the Com-pany's bank lenders shall have been paid in full.

         10.    Covenant Not to Compete.

                (a) Each of Sellers hereby agrees that, except as otherwise expressly consented to or approved in writing by the Buyer, upon the Closing and for a period of three (3) years after the Closing Date, he shall not, directly or indirectly, alone or acting as an employee, owner, partner, consultant, advisor, creditor, investor, principal or agent of any corporation or other business entity (including not-for-profit entities), whether or not with compensation, with respect to any business or businesses (A) conducted by the Company on the date hereof or at any time during the employment of such Seller by the Company or (B) planned by Sellers prior to the Closing Date and conducted by the Company within three years after the Closing Date (collectively, the "Businesses"):

                       (i)  Engage, in any state or equivalent
thereof, in the United States of America or Canada (including their respective territories), in any venture or activity in competition with any aspect of any of the Businesses;

                      (ii)  Solicit any past, present or future
customers of the Company or any of its affiliates for business in any way relating to any aspect of any of the Businesses;

                     (iii)  Request, directly or indirectly, that
any customers of the Company or any of its affiliates, or other persons sharing a business relationship with the Company or any of its affiliates pertaining to the Business, curtail or cancel their business with the Company or any of its affiliates pertaining to the Business, or that any of such customers otherwise take action which might be to the material disadvantage of the Company or any of its affiliates in connection with the conduct of the Business; or

                      (iv) Induce or actively attempt to influence any other employee or consultant of the Company or any of its affiliates to terminate his or her employment or consultancy with the Company or any of its affiliates.

                (b) If any Seller violates any of the restrictions contained in Section 10(a), the restrictive period applicable to such Seller provided for in such Section shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by such Seller to the satisfaction of the Company.

                (c) In the event that either the length of time or the geographical area set forth in Section 10(a) is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circum-stances.

                (d) The obligations expressed in this Section 10 shall be in addition to any other obligations imposed upon any Seller with respect to the Company or Buyer or by any other agree-ment between such Seller and the Company or Buyer or by the laws of the State of New Jersey or elsewhere.

                (e) Nothing in this Section 10, whether express or implied, shall prevent any Seller from being a holder for the pur-poses of investment only of marketable securities then being quoted on a recognized national stock exchange or traded on the National Market System of the National Association of Securities Dealers Automated Quotation System.

                (f)  Nothing in this Section 10 shall prevent Mr.
Leff from continuing to serve as a member of the Board of Directors of Provident Savings Bank.

                (g) Nothing in this Section 10 shall prevent Mr. Leff or the Law Firm from rendering traditional legal advice to competitors of the Company, such as handling collection matters and giving legal advice on consumer credit laws. It is understood that Mr. Leff is a partner of the Law Firm and that Mr. Eichenbaum performs services for the Law Firm in a non-legal capacity.


         11.    Indemnification and Escrow.

                (a) Indemnity from Sellers. Each of Sellers hereby agrees, jointly and severally, to indemnify, defend and hold Buyer, its direct and indirect parent, subsidiary and affiliated companies, and their respective successors and assigns, harmless from, against and in respect of any and all losses, judgments, settlements, claims, fines, penalties, liabilities, damages, costs or expenses (including attorneys' fees) (collectively, "Losses") asserted against or incurred or sustained by Buyer or such other Persons arising out of, or resulting from, in whole or in part:

                     (i) any breach of any warranty or misrepre-sentation by the Company or Sellers, or the non-performance of any covenant, agreement or obligation to be performed on the part of any of them, under this Agreement or in any certificate, document, agreement or instrument delivered to Buyer hereunder or thereunder;

                     (ii) any failure of the Company to have, and any expiration or failure to timely renew, any retail installment sales license or any license necessary to conduct any part of the Company's business as conducted on the date hereof;

                     (iii) any breach by the Law Firm of its obliga-tions under the Pension Side Letter;

                     (iv)  indemnification obligations of Sellers
pursuant to Section 5(h) hereof, if any;

                     (v)   claims or actions by third parties
(including, without limitation, account debtors, merchants, em-ployees, former employees and governmental entities) arising from any violation of law (including any violation of rules and regula-tions) by the Company or Sellers prior to the Closing, whether or not disclosed to Buyer, including, without limitation, any viola-tion of truth-in-lending laws or other consumer credit or protec-tion laws, and any employment or workplace discrimination or harassment;

                     (vi) not in limitation of the foregoing, any failure of the Stuffer to comply with any law (including rules and regulations); and

                     (vii) any and all reasonable costs, fees and expenses (including attorneys' fees) incident to any of the fore-going or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indem-nity.

                (b) Indemnity from Buyer. Buyer hereby agrees to indemnify, defend and hold Sellers, and their respective successors and assigns, harmless from, against and in respect of any and all Losses asserted against or incurred or sustained by any of them arising out of, or resulting from, in whole or in part:

                     (i) any breach of any warranty or misrepre-sentation by Buyer, or the non-performance of any covenant, agree-ment or obligation to be performed by Buyer under this Agreement or in any certificate, document, agreement or instrument delivered to Sellers hereunder;

                     (ii)  any breach by Buyer's parent, Hubco,
Inc., of its obligations under the Pension Side Letter;

                     (iii) indemnification obligations of Buyer pursuant to Section 6(h), if any; and

                     (iv)  any and all reasonable costs, fees and
expenses (including attorneys' fees) incident to any of the fore-going or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indem-nity.

                (c) Notice and Opportunity to Defend. Promptly after the receipt by any party hereto entitled to indemnification hereunder (the "Indemnified Party") of notice of any claim or the commencement of any action or proceeding by a third party, the Indemnified Party will, if a claim with respect thereto is to be made against one or more other parties hereto (the "Indemnifying Persons") pursuant to Sections 11(a) or 11(b), as the case may be, give each of them (if they are then in existence) written notice of such claim or the commencement of such action or proceeding, pro-vided that failure of the Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the obligations under this Section 11 of the Indemnifying Persons with respect thereto except to the extent that they can demonstrate actual loss or prejudice as a result of such failure. Unless the Indemnified Party reasonably believes that the Indemnifying Persons will be unable or not required to fully indem-nify the Indemnified Party for any such claim, action or proceed-ing, the Indemnifying Persons or any of them may elect to defend against such claim or defend such action or proceeding, including, but not limited to, settling such claim or action or proceeding on such terms as the Indemnifying Persons may deem appropriate), at their sole cost and expense, and in such event the Indemnified Party shall, at its sole expense, have the right to participate in (but not control) the defense through counsel chosen by the Indem-nified Party. So long as the Indemnifying Persons (i) are in good faith so defending, or (ii) are not given the opportunity to so defend pursuant to the preceding sentence, as the case may be, the Indemnified Party shall not compromise or settle any such claim without the prior written consent of each of them, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Persons cannot or do not so elect to defend or do not continue to do so in good faith in accordance with the terms of this Section 11(c), the Indemnified Party may defend such claim or defend such action or proceeding in such manner as the Indemnified Party may deem appropriate, including, but not limited to, settling such claim or action or proceeding (after giving notice of the same to each of the Indemnifying Persons) on such terms as the Indemnified Party may deem appropriate (provided, that if the Indemnifying Persons were not given an opportunity to defend the claim, action or proceeding, the Indemnified Party shall not settle such claim, action or proceeding without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld), and the Indemnifying Persons will promptly indemnify the Indemnified Party in accordance with the provisions of Sections 11(a) or 11(b), as the case may be.

                (d) Limitations Regarding Indemnity. Notwith-standing anything to the contrary contained in this Agreement, (i) no Indemnified Party shall have any claim for indemnification under this Agreement unless and until the aggregate of all such claims by such Indemnified Party and all of its affiliates exceeds $200,000, at which time such Indemnified Party shall be entitled to indemni-fication for the aggregate of all such claims in excess of such amount, and (ii) Sellers, jointly and severally, shall not be liable for more than a total of Three Million Dollars ($3,000,000) (inclusive of amounts in the escrow fund contemplated in Section 11(i) hereof) for any claims under this Section 11; provided, how-ever, that the limitations in clauses (i) and (ii) of this sentence will not be applicable to (A) Sellers' indemnification obligation pursuant to Section 5(h) hereof, (B) Buyer's indemnification obli-gation pursuant to Section 6(h) hereof or (C) any breach of the representation and warranty contained in Section 3.2(a) hereof or any Losses arising out of any claims by the insurance companies or beneficiaries of the insurance policies relating to the actions contemplated in Section 5(j) hereof; further provided, that the limitation in clause (i) of this sentence shall be reduced to $100,000 in the case of claims by Buyer arising out of alleged violations of the Truth In Lending Act by reason of disclosures by the Company of annual percentage rates prior to the date hereof, and to the extent such $100,000 is utilized it shall count against the $200,000 amount set forth above.

                (e) Insured Losses. The liability of an indemni-fying person hereunder shall be reduced by an amount equal to the net proceeds of insurance or any other third party credit, allow-ance or payment reasonably expected to offset or reduce, or to provide reimbursement of or indemnification for, any damage, loss, obligation, liability, claim, action, cause of action, cost or expense incurred by an indemnified party for which indemnification is required hereunder. No such insurance company or other third party shall acquire any right, by subrogation or otherwise, against the indemnifying person based upon any alleged breach of any agree-ment, representation, warranty or covenant of the indemnifying person contained in or made pursuant to this Agreement.

                (f) Survival. The representations and warranties contained in Sections 3 and 4 hereof shall survive the Closing for a period of two years, at which time such representations and warranties shall expire and be terminated and extinguished. Not-withstanding the foregoing, (i) the termination of the survival of any representation or warranty shall not affect the right of any party to seek indemnification under any written claim for indemni-fication delivered to another party prior to the termination of the survival of such representation or warranty, (ii) with respect to any indemnity for breach of any representation or warranty relating to Taxes, such survival shall extend in addition until the running of any applicable statute of limitations and (iii) nothing in this Agreement shall limit the duration of the indemnities provided for in clauses (ii) through (vi) of Section 11 (a) hereof or clauses
(ii) and (iii) of Section 11(b) hereof.

                (g) Brokerage or Finder's Fees. Buyer, on the one hand, and Sellers, on the other, shall indemnify and hold the other harmless from any claim by any third party for brokerage or finder's fees arising out of the transactions contemplated here-under based upon any action or communication, or alleged action or communication, by the indemnifying party or any of his or its agents or representatives.

                (h)  Set-Off.  Sellers and Buyer may set off
amounts owed by any of them to the other(s) against any amounts owed pursuant to the provisions of this Section 11, except that Buyer may not make any set-off against the Promissory Notes.

                (i) Escrow. At the Closing, Sellers, Buyer and Buyer, as escrow agent (the "Escrow Agent"), shall enter into an Escrow Agreement substantially in the form of Exhibit J attached hereto. Pursuant to the Escrow Agreement, simultaneously with the payoff of the Promissory Notes, Sellers shall deposit with the Escrow Agent the sum of Two Million Dollars ($2,000,000), which amount shall be the initial component of the Escrow Fund (as defined in such Escrow Agreement), by authorizing bank transfers into the Escrow Account from the payoff funds. The Escrow Agree-ment shall provide for the release of up to $1,000,000 after 18 months and up to the remainder after three years.

         12.    Termination.

                (a) Termination Generally. This Agreement may be terminated at any time prior to the Closing by any one of the following methods:

                     (i)   Mutual Consent.  By the Company and
Buyer mutually agreeing in writing to terminate this Agreement; or

                     (ii)   By Buyer.  By Buyer in writing if any
of the conditions provided in Section 8 hereof has not been ful-filled, and has not been waived, by January 31, 1995; or if any of the following has occurred: appointment of a receiver or liqui-dator for the Company or any of its properties or the filing of any petition by or against the Company seeking adjudication of the Company as a bankrupt or insolvent (which petition is not vacated or stayed within sixty (60) days) or the making of any assignment for the benefit of creditors of the Company or admission by the Company in writing of its inability to pay its debts as they mature or the institution of any proceeding for the purpose of effecting an arrangement or composition with creditors or any reorganization of the Company under any federal or state law relating to bank-ruptcy or the relief of debtors; or

                     (iii)  By the Company or either Seller.  By
the Company or either Seller in writing if any of the conditions provided in Section 9 hereof has not been fulfilled, and has not been waived, by January 31, 1995; or if any of the following has occurred: appointment of a receiver or liquidator for Buyer or any of its properties or the filing of any petition by or against Buyer seeking adjudication of Buyer as a bankrupt or insolvent (which petition is not vacated or stayed within sixty (60) days) or the making of any assignment for the benefit of creditors of Buyer or admission by Buyer in writing of its inability to pay its debts as they mature or the institution of any proceeding for the purpose of effecting an arrangement or composition with creditors or any reorganization of Buyer under any federal or state law relating to bankruptcy or the relief of debtors; or

                     (iv)  Violation.  By the Company or by Buyer
if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

          Any party desiring to terminate this Agreement pursuant to either clause (ii), (iii) or (iv) of this Section 12(a) shall give notice of such termination to the other party.

                (b) Effect of Termination. In the event this Agreement is terminated in accordance with Section 12(a), no party to this Agreement shall have any obligation or liability of any nature whatsoever (including without limitation any right to specific performance) to any other party hereto except as specifi-cally set forth in this Agreement. The provisions of Sections 13, 24 and 25 shall survive any termination hereof.

         13. Transaction Expenses. Whether or not the trans-actions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid and borne by the party incurring such expenses, it being understood that all fees and disbursements of Williams, Caliri, Miller & Otley, P.A., and the Law Firm in connection with the transactions contemplated by this Agreement shall be paid by Sellers and not by the Company.

         14.    Confidentiality.

                (a) Disclosures prior to the Closing shall be governed in accordance to the terms of the Confidentiality Agree-ment dated August 16, 1994 between the Company and Buyer's parent, Hubco, Inc. (the "Confidentiality Agreement").

                (b) Each Seller hereby agrees not to, directly or indirectly without the express written authority of Buyer, unless required by law or directed by applicable legal authority having jurisdiction over such Seller, disclose to or use for the benefit of any person, corporation or other entity, or himself or herself,
(i) any trade, technical, operational, management or other secrets, any dealer, retailer or customer lists or other confidential or secret data, or any other proprietary, confidential or secret information of the Company or (ii) any confidential information concerning any of the financial arrangements, financial positions, competitive status, dealer or customer matters, internal organiza-tion matters, technical capabilities, or other business affairs of or relating to the Company. Each Seller acknowledges that all of the foregoing constitutes proprietary information, which is the exclusive property of the Company.

                (c) Notwithstanding the foregoing, information shall not be deemed confidential or secret for purposes of Section 14(b) hereof if (i) such information is or becomes known generally to the public other than by any Seller's breach of the terms of this Agreement or (ii) is made known to the disclosing Seller by a third party entitled to disclose such information (without any restriction on the confidentiality or use of such information) to the disclosing Seller.

         15. Notices. Any notice or other communication pro-vided for herein or given hereunder to a party hereto shall be in writing and shall be deemed to have been duly given (i) when personally delivered by a party hereto or by messenger or express courier, (ii) when delivered via telex or telecopier (and immedi-ately confirmed by mail) or (iii) three (3) business days after having been mailed by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


          If to Mr. Eichenbaum:    Mr. Bernard Eichenbaum
                                   6725 Woodbridge Drive
                                   Boca Raton, Florida  33434

          with a copy to:          Eichenbaum, Kantrowitz, Leff
                                    & Gulko
                                   574 Summit Avenue
                                   Jersey City, New Jersey  07306
                                   Fax No.: 201/656-1427

          and to:                  Williams, Caliri, Miller
                                    & Otley, P.A.
                                   1428 Route 23
                                   Wayne, New Jersey  07470
                                   Attn:  Richard S. Miller, Esq.
                                   Fax No.: 201/694-0302


          If to Mr. Leff:          Mr. David Leff
                                   The Envoy, Apartment 1803
                                   2480 Presidential Way
                                   West Palm Beach, Florida  33401

          with a copy to:          Eichenbaum, Kantrowitz, Leff
                                    & Gulko
                                   574 Summit Avenue
                                   Jersey City, New Jersey  07306
                                   Fax No.: 201/656-1427

          and to:                  Williams, Caliri, Miller
                                    & Otley, P.A.
                                   1428 Route 23
                                   Wayne, New Jersey 07470
                                   Attn:  Richard S. Miller, Esq.
                                   Fax No.: 201/694-0302

          If to the Company:       Mr. Bernard Eichenbaum
                                   Mr. David Leff
                                   c/o Shoppers Charge Accounts Co.
                                   574 Summit Avenue
                                   Jersey City, New Jersey 07306
                                   Fax No.: 201/656-1427

          with a copy to:          Williams, Caliri, Miller
                                    & Otley, P.A.
                                   1428 Route 23
                                   Wayne, New Jersey 07470
                                   Attn:  Richard S. Miller, Esq.
                                   Fax No.: 201/694-0302



          If to Buyer:             Mr. Kenneth T. Neilson
                                   President
                                   Hudson United Bank
                                   3100 Bergenline Avenue
                                   Union City, New Jersey 07087
                                   Fax No.: 201/348-3493

          with a copy to:          Mail to:
                                   Pitney, Hardin, Kipp & Szuch
                                   P.O. Box 1945
                                   Morristown, New Jersey 07962-
                                    1945
                                   Attn:  Henry Nelson Massey, Esq.
                                   Fax No.:  201/966-1550

                                   Deliver to:
                                   Pitney, Hardin, Kipp & Szuch
                                   200 Campus Drive
                                   Florham Park, New Jersey 07932
                                   Attn:  Henry Nelson Massey, Esq.
                                   Fax No.:  201/966-1550

or to such other addresses as the parties shall specify in writing.

         16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, representatives and assigns, but shall not (except with respect to the payments provided for in Section 6(d) hereof) be construed to provide any benefits to third parties. Neither party may assign its rights or delegate its duties here-under without the prior written consent of the other party; pro-vided, however, that Buyer may assign its rights hereunder to a subsidiary, affiliate, or related party, in which event Hudson United Bank shall remain liable hereunder and, when issued, under the Promissory Notes, and "Buyer" shall be deemed to refer to Hudson United Bank and to such assignee, jointly and severally.

         17. Integration. This Agreement sets forth the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior agreements, whether oral or written, entered into by the parties hereto regarding the purchase and sale of the Shares, provided that the Confidentiality Agreement shall remain in effect until the Closing.

         18. Cooperation. The Buyer, Company and Sellers shall cooperate and shall take such further action and shall execute and deliver such further documents as may reasonably be requested by any other party in order to carry out the provisions and purposes of this Agreement.

         19. Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         20. Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of an agreement or other instrument executed on behalf of all of the parties hereto.

         21. Severability. Any term or provision of this Agree-ment which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement, in any other jurisdiction.

         22. Captions; References. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof. Unless otherwise indicated, references to Sections are to sections of this Agree-ment.

         23. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agree-ment.

         24. Governing Law. This Agreement has been entered into in the State of New Jersey and all questions relating to its validity, construction, performance or enforcement shall be governed by the laws of that State.

         25.    Jurisdiction.  Each of the parties hereto hereby
(i) consents to personal jurisdiction over it or him by any federal or state court in the State of New Jersey in any action brought in connection herewith; (ii) waives any objection to venue in any such action; and (iii) agrees that mailing, in the manner provided in
Section 15 hereof, of a Summons and Complaint to the party against whom such action is being brought in any such action will consti-tute due and personal service upon such party.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   HUDSON UNITED BANK


                                   By:
                                      Kenneth T. Neilson
                                      President & Chief Executive
                                       Officer



                                   BERNARD EICHENBAUM



                                   DAVID LEFF

                                   SHOPPERS CHARGE ACCOUNTS CO.


                                   By:
                                      Name:
                                      Title: